Exhibit 99.1

ALTRIA GROUP, INC. TO SPIN-OFF KRAFT FOODS INC.

Distribution Effective on March 30, 2007

NEW YORK, January 31, 2007 — The Board of Directors of Altria Group, Inc. (NYSE: MO) today voted to authorize the spin-off of all shares of Kraft Foods Inc. (NYSE: KFT) owned by Altria to Altria’s shareholders.

The distribution of the approximately 89% of Kraft’s outstanding shares owned by Altria will be made on March 30, 2007, to Altria shareholders of record as of 5:00 p.m. Eastern Time on March 16, 2007 (the “record date”).

Altria will distribute approximately 0.7 of a share of Kraft for every share of Altria common stock outstanding as of the record date, based on the number of Altria shares outstanding on that date. Altria shareholders will receive cash in lieu of fractional shares for amounts of less than one Kraft share. The exact distribution ratio will be determined on the record date.

“I am extremely pleased to announce the spin-off of Kraft today, a major step in our commitment, announced more than two years ago, to deliver superior shareholder value,” said Louis C. Camilleri, Altria Chairman and Chief Executive Officer. “I believe that an independent Kraft will enjoy enhanced flexibility to grow its business and be in a substantially stronger position to create enduring shareholder value.”

Rationale for Spin-Off

The separation of Altria and Kraft will benefit both parties and will achieve the following benefits:

•	Enhance Kraft’s ability to make acquisitions, including by using Kraft stock as acquisition currency, to compete more effectively in the food industry;

•	Allow management of Altria and Kraft to focus more effectively on their respective businesses and improve Kraft’s ability to recruit and retain management and independent directors;

•	Provide greater aggregate debt capacity to both Altria and Kraft; and

•	Permit Altria and Kraft to target their respective shareholder bases more effectively and improve capital allocation within each company.

Altria has been advised that a “when issued” public market for Altria common stock will begin some time before the record date on the New York Stock Exchange (NYSE) and continue through the distribution date under the symbol “MO wi.” “When issued” refers to buying Altria shares without the Kraft portion.

Any holder of Altria common stock who sells shares of Altria (which currently trades on the NYSE under the symbol “MO”) in the “regular way” market on or before the distribution date may be selling the entitlement to receive shares of Kraft common stock in the spin-off. Holders of Altria common stock are encouraged to consult with their financial advisors regarding the specific implications of selling Altria common stock on or before the distribution date.

Immediately following the distribution of Kraft shares, Altria intends to adjust its dividend so that Altria’s shareholders who retain their Kraft shares will receive, in the aggregate, the same dividend amount that existed before the transaction. As in the past, all decisions regarding future dividend increases will be made independently by the Altria Board of Directors and the Kraft Board of Directors, for their respective companies.

Altria has received an opinion of counsel that the spin-off will be tax-free to Altria and its shareholders for U.S. federal income tax purposes, except in respect of cash received in lieu of fractional share interests. No governmental or IRS approval is required to complete the transaction.

Conversion of Class B Shares

Prior to the distribution, Altria will convert its Class B shares of Kraft common stock, which carry 10 votes per share, into Class A shares, which carry one vote per share. Following the distribution, only Class A common shares of Kraft will be outstanding. Altria will not own any shares of Kraft following the spin-off. Kraft is presently a publicly traded company, with shares listed under the symbol “KFT” on the NYSE.

Webcast

A conference call with members of the investment community and news media will be webcast today at 1:00 p.m. Eastern Time. Access is available at www.altria.com. An archived copy of the webcast will be available until 5:00 p.m. Eastern Time on April 2, 2007.

Altria.com Website

Additional information about the Kraft spin-off, including answers to frequently asked questions (FAQs) will be available in a special section of the Altria website beginning at about 12:00 noon Eastern Time today at www.altria.com/Kraftspinoff.

Information Statement

On or about March 20, 2007, Altria will mail an Information Statement to all shareholders of Altria common stock as of the record date. The Information Statement will include information regarding the procedures by which the distribution will be effected and other details of the transaction.

No action is required by Altria shareholders to receive their Kraft common stock, and Altria shareholders will not be required to surrender any Altria shares or pay anything, other than any taxes due on cash received in lieu of fractional share interests.

Registered holders of Altria common stock who are entitled to receive the distribution will receive an account statement reflecting their ownership of Kraft common stock. For additional information, registered shareholders in the U.S. or Canada should contact Altria’s transfer agent, Computershare Trust Company by email at altria@computershare.com, or by phone at 1-866-538-5172. Outside the U.S. and Canada, please call 1-781-575-3572.

Holders of Altria common stock who hold their shares through a broker, bank or other nominee will have their brokerage account credited with the Kraft common stock. For additional information, those holders should contact their broker or bank directly or call Altria’s information agent, D.F. King & Co., at 1-800-290-6431.

Altria Group, Inc. Profile

As of December 31, 2006 Altria Group, Inc. owned approximately 89.0% of the outstanding common shares of Kraft Foods Inc. and 100% of the outstanding common shares of Philip Morris International Inc., Philip Morris USA Inc. and Philip Morris Capital Corporation. In addition, Altria Group, Inc. owned approximately 28.6% of SABMiller plc. The brand portfolio of Altria Group, Inc.’s consumer packaged goods companies includes such well-known names as Kraft, Jacobs, L&M, Marlboro, Maxwell House, Nabisco, Oreo, Oscar Mayer, Parliament, Philadelphia, Post and Virginia Slims. Altria Group, Inc. recorded 2006 net revenues of $101.4 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Altria Group, Inc.’s consumer products subsidiaries are subject to changing prices for raw materials; intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; the effects of foreign economies and local economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively with lower-priced products; to improve productivity; and to respond effectively to changing prices for raw materials.

Altria Group, Inc.’s tobacco subsidiaries (Philip Morris USA and Philip Morris International) continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with the company’s understanding of applicable law and bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds; legislation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; governmental regulation; privately imposed smoking restrictions; and governmental and grand jury investigations.

Altria Group, Inc. and its subsidiaries are subject to other risks detailed from time to time in its publicly filed documents, including its Quarterly Report on Form 10-Q for the period ended September 30, 2006. Altria Group, Inc. cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make.

Contacts for Additional Information:

--	If you own Altria shares through a broker or bank (“Street Name” shares) please contact your financial institution directly or call D.F. King & Co. at 1-800-290-6431.

--	If you own shares directly with Altria (“Registered” shares) please contact Computershare at 1-866-538-5172 in the U.S. or Canada. Outside the U.S. and Canada, please call 1-781-575-3572 or by email at altria@computershare.com.

--	If you would like to receive a hard copy of this news release or the Information Statement when it becomes available, please contact Altria’s Shareholder Publications Center at 1-800-367-5415.

--	Answers to frequently asked questions (FAQs) and other information are available at www.altria.com/Kraftspinoff.

Media Contacts:

--	Members of the news media seeking additional information should contact Altria media relations at 917-663-2144.

--	Altria’s corporate B-roll is accessible to members of the news media at www.thenewsmarket.com/altria.

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